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                                                                    EXHIBIT 2.01



                                    FORM OF
                          AGREEMENT AND PLAN OF MERGER

                  THIS AGREEMENT AND PLAN OF MERGER (this "Merger Agreement") is made as of May __, 1997 by and between O.S.I. Corporation, a California corporation ("O.S.I. California"), and Ocular Sciences, Inc., a Delaware corporation ("O.S.I. Delaware"). O.S.I. California and O.S.I. Delaware are hereinafter sometimes collectively referred to as the "Constituent Corporations."

                                 R E C I T A L S

                  A. O.S.I. California was incorporated on December 23, 1985. Its current authorized capital stock consists of: (1) 40,000,000 shares of Common Stock, no par value ("O.S.I. California Common Stock"), of which approximately 8,279,915 shares are issued and outstanding; and (2) 4,000,000 shares of Preferred Stock, no par value ("O.S.I. California Preferred Stock"), of which 118,168 shares are issued and outstanding (consisting of 118,168 shares of Series A Preferred Stock).

                  B. O.S.I. Delaware was incorporated on May __, 1997. Its authorized capital stock consists of: (1) 40,000,000 shares of Common Stock, with a par value of $0.001 per share ("O.S.I. Delaware Common Stock"), of which 1,000 shares are issued and outstanding; and (2) 4,118,168 shares of Preferred Stock, $0.001 par value ("O.S.I. Delaware Preferred Stock"), none of which shares are issued and outstanding.

                  C. The respective Boards of Directors of O.S.I. California and O.S.I. Delaware deem it advisable and to the advantage of each of the Constituent Corporations that O.S.I. California merge with and into O.S.I. Delaware upon the terms and subject to the conditions set forth in this Merger Agreement for the purpose of effecting a change of the state of incorporation of O.S.I. California from California to Delaware.

                  D. The Boards of Directors of each of the Constituent Corporations have approved this Merger Agreement.

                  NOW, THEREFORE, the parties do hereby adopt the plan of reorganization set forth in this Merger Agreement and do hereby agree that O.S.I. California shall merge with and into O.S.I. Delaware on the following terms, conditions and other provisions:

                  1. MERGER AND EFFECTIVE TIME. At the Effective Time (as defined below), O.S.I. California shall be merged with and into O.S.I. Delaware (the "Merger"), and O.S.I. Delaware shall be the surviving corporation of the Merger (the "Surviving Corporation"). The Merger shall become effective upon the close of business on the date when a duly executed copy of this Merger Agreement, along with all required officers' certificates, is filed with the Secretary of State of the State of California, or upon the close of business on the date when a duly executed copy of this Merger Agreement, along with all required officers' certificates, is filed with the Secretary of State of the State of Delaware, whichever later occurs (the "Effective Time").
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                  2. EFFECT OF MERGER. At the Effective Time, the separate
corporate existence of O.S.I. California shall cease; the corporate identity, existence, powers, rights and immunities of O.S.I. Delaware as the Surviving Corporation shall continue unimpaired by the Merger; and O.S.I. Delaware shall succeed to and shall possess all the assets, properties, rights, privileges, powers, franchises, immunities and purposes, and be subject to all the debts, liabilities, obligations, restrictions and duties of O.S.I. California, all without further act or deed.

                  3. GOVERNING DOCUMENTS. At the Effective Time, the Certificate of Incorporation of O.S.I. Delaware in effect immediately prior to the Effective Time shall become the Certificate of Incorporation of the Surviving Corporation and the Bylaws of O.S.I. Delaware in effect immediately prior to the Effective Time shall become the Bylaws of the Surviving Corporation.

                  4. DIRECTORS AND OFFICERS. At the Effective Time, the directors and officers of O.S.I. Delaware shall be and become the directors and officers (holding the same titles and positions) of the Surviving Corporation and after the Effective Time shall serve in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

                  5. CONVERSION OF SHARES OF O.S.I. CALIFORNIA. Subject to the terms and conditions of this Agreement, at the Effective Time, (i) each share of O.S.I. California Common Stock outstanding immediately prior thereto shall be automatically changed and converted into one fully paid and nonassessable, issued and outstanding share of O.S.I. Delaware Common Stock, and (ii) each share of O.S.I. California Series A Preferred Stock outstanding immediately prior thereto shall be automatically changed and converted into one fully paid and nonassessable, issued and outstanding share of O.S.I. Delaware Series A Preferred Stock.

                  6. CANCELLATION OF SHARES OF O.S.I. DELAWARE. At the Effective Time, all of the previously issued and outstanding shares of O.S.I. Delaware Common Stock that were issued and outstanding immediately prior to the Effective Time shall be automatically retired and canceled.

                  7. STOCK CERTIFICATES. At and after the Effective Time, all of the outstanding certificates that, prior to that date, represented shares of O.S.I. California Common Stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of O.S.I. Delaware Common Stock into which such shares of O.S.I. California Common Stock are converted as provided herein. At and after the Effective Time, all of the outstanding certificates that, prior to that date, represented shares of a series of O.S.I. California Preferred Stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of the series of O.S.I. Delaware Preferred Stock into which such shares of O.S.I. California Preferred Stock are converted as provided herein. The registered owner on the books and records of O.S.I. California of any such outstanding stock certificate for O.S.I. California Common Stock or O.S.I. California Preferred Stock shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to O.S.I. Delaware or its transfer agent, be entitled to exercise any voting and other rights with respect to, and to receive any dividend and other distributions upon, the shares of O.S.I. Delaware Common


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Stock or O.S.I. Delaware Preferred Stock evidenced by such outstanding certificate as above provided.

                  8. CONVERSION OF OPTIONS AND WARRANTS. At the Effective Time, all outstanding and unexercised portions of all options to purchase a share of O.S.I. California Common Stock under the O.S.I. California 1989 Stock Option Plan and all outstanding and unexercised portions of all options to purchase a share of O.S.I. California Common Stock under the O.S.I. California 1992 Officers and Directors Stock Option Plan shall become options to purchase a share of O.S.I. Delaware Common Stock at the same exercise price per share and shall, to the extent permitted by law and otherwise reasonably practicable, have the same term, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), if applicable, and all other material terms and conditions (including but not limited to the terms and conditions applicable to such options by virtue of each of the O.S.I. California 1989 Stock Option Plan and the O.S.I. California 1992 Officers and Directors Stock Option Plan). Continuous employment with O.S.I. California will be credited to an optionee for purposes of determining the vesting of the number of shares of O.S.I. Delaware Common Stock under a converted O.S.I. California option at the Effective Time. Additionally, at the Effective Time, O.S.I. Delaware shall adopt and assume each of the O.S.I. California 1989 Stock Option Plan and the O.S.I. California 1992 Officers and Directors Stock Option Plan. At the Effective Time, any outstanding and unexercised portions of all warrants to purchase or acquire O.S.I. California Common Stock shall become warrants to purchase or acquire, on the same terms and conditions, the same number of shares of O.S.I. Delaware Common Stock.

                  9. FRACTIONAL SHARES. No fractional shares of O.S.I. Delaware Common Stock or Preferred Stock will be issued in connection with the Merger. In lieu thereof, O.S.I. Delaware shall pay each shareholder of O.S.I. California who would otherwise be entitled to receive a fractional share of O.S.I. Delaware Common Stock or Preferred Stock (assuming the aggregation of all shares held by the same holder of more than one stock certificate representing shares of O.S.I. California Common Stock or Preferred Stock, as the case may be) a cash amount equal to the applicable fraction multiplied by the fair market value of a share of O.S.I. Delaware Common Stock or Preferred Stock, as the case may be, as determined by the Board of Directors of O.S.I. Delaware in good faith (the "Fair Market Value Per Share"). Upon exercise of each assumed option of O.S.I. California to purchase O.S.I. Delaware Common Stock, cash will be paid by O.S.I. Delaware in lieu of any fractional share of O.S.I. Delaware Common Stock, respectively, issuable upon exercise of such option, and the amount of cash received for such fractional share shall be the Fair Market Value Per Share upon exercise thereof multiplied by the applicable fraction, less the unpaid exercise price per share for such fraction.

                  10. EMPLOYEE BENEFIT PLANS. At the Effective Time, the obligations of O.S.I. California under or with respect to every plan, trust, program and benefit then in effect or administered by O.S.I. California for the benefit of the directors, officers and employees of O.S.I. California or any of its subsidiaries shall become the lawful obligations of O.S.I. Delaware and shall be implemented and administered in the same manner and without interruption until the same are


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amended or otherwise lawfully altered or terminated. Effective at the Effective
Time, O.S.I. Delaware hereby expressly adopts and assumes all obligations of O.S.I. California under such employee benefit plans.

                  11. FURTHER ASSURANCES. From time to time, as and when required by the Surviving Corporation or by its successors or assigns, there shall be executed and delivered on behalf of O.S.I. California such deeds, assignments and other instruments, and there shall be taken or caused to be taken by it all such further action as shall be appropriate, advisable or necessary in order to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of O.S.I. California, and otherwise to carry out the purposes of this Merger Agreement. The officers and directors of the Surviving Corporation are fully authorized in the name of and on behalf of O.S.I. California, or otherwise, to take any and all such actions and to execute and deliver any and all such deeds and other instruments as may be necessary or appropriate to accomplish the foregoing.

                  12. CONDITION. The consummation of the Merger is subject to the approval of this Merger Agreement and the Merger contemplated hereby by the shareholders of O.S.I. California and by the sole stockholder of O.S.I. Delaware, prior to or at the Effective Time.

                  13. ABANDONMENT. At any time before the Effective Time, this Merger Agreement may be terminated and the Merger abandoned by the Board of Directors of O.S.I. California or O.S.I. Delaware, notwithstanding approval of this Merger Agreement by the Boards of Directors and shareholders of O.S.I. California and O.S.I. Delaware.

                  14. AMENDMENT. At any time before the Effective Time, this Merger Agreement may be amended, modified or supplemented by the Boards of Directors of the Constituent Corporations, notwithstanding approval of this Merger Agreement by the shareholders of O.S.I. California and O.S.I. Delaware; provided, however, that any amendment made subsequent to the adoption of this Agreement by the shareholders of O.S.I. California or the sole stockholder of O.S.I. Delaware shall not: (i) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or upon conversion of any shares of any class or series of O.S.I. California; (ii) alter or change any of the terms of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger; or (iii) alter or change any of the terms or conditions of this Merger Agreement, if any such alteration or change would adversely affect the holders of any shares of any class or series of O.S.I. California or O.S.I. Delaware.

                  15. TAX-FREE REORGANIZATION. The Merger is intended to be a tax-free plan of reorganization within the meaning of Section 368(a)(1)(F) of the Code.

                  16. GOVERNING LAW. This Agreement shall be governed by and construed under the internal laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California, without reference to the principles of conflicts of law or choice of laws, except to the extent that the laws of the State of Delaware would apply in matters relating to the internal affairs of O.S.I. Delaware and the Merger.

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                  17. COUNTERPARTS. In order to facilitate the filing and
recording of this Merger Agreement, it may be executed in any number of counterparts, each of which shall be deemed to be an original.

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                  IN WITNESS WHEREOF, this Merger Agreement is hereby executed on behalf of each of the Constituent Corporations and attested by their respective officers hereunto duly authorized.


O.S.I. CORPORATION,                               OCULAR SCIENCES, INC.,
a California corporation                          a Delaware corporation



By:                                               By:
           John D. Fruth                                  John D. Fruth
President and Chief Executive Officer             President and Chief Executive
                                                  Officer





ATTEST:                                           ATTEST:



By:                                               By:
      Terence M. Fruth                                 Terence M. Fruth
      Secretary                                        Secretary



                [Signature Page to Agreement and Plan of Merger]

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